Exhibit 12
                  Carpenter Technology Corporation
  Computation of Ratios of Earnings to Fixed Charges (unaudited)
                   Five Years Ended June 30 and
                 Nine Months Ended March 31, 1997

                      (dollars in thousands)

                            Nine
                            Months                 Year Ended June 30
                            Ended    -------------------------------------------
                           03/31/97    1996     1995     1994     1993     1992
                           --------    ----     ----     ----     ----     ----
Fixed charges

 Interest costs (a)        $ 15,907 $ 19,275 $ 17,797 $ 19,651 $ 21,759 $ 20,627

 Interest component of
  non-capitalized lease
  rental expense (b)          1,578    2,074    2,452    2,522    2,532    2,480
                           -------- -------- -------- -------- -------- --------
   Total fixed charges     $ 17,485 $ 21,349 $ 20,249 $ 22,173 $ 24,291 $ 23,107
                           ======== ======== ======== ======== ======== ========
Earnings as defined:

 Income before income
  taxes, extraordinary
  charge and cumulative
  effect of changes in
  accounting principles    $ 60,454 $ 95,170 $ 74,571 $ 62,728 $ 42,799 $ 22,827

 Add: Loss in less-than-
  fifty-percent-owned
  persons                       922    7,025    3,000      910        -        -

 Less: Gain on sale of
  partial interest in
  less-than-fifty-
  percent-owned persons           -   (2,650)       -        -        -        -

 Fixed charges less
  interest capitalized       15,705   21,009   16,994   18,043   23,126   22,117

 Amortization of
  capitalized interest        1,401    2,074    1,952    1,788    1,725    1,696
                           -------- -------- -------- -------- -------- --------
   Earnings as defined     $ 78,482 $122,628 $ 96,517 $ 83,469 $ 67,650 $ 46,640
                           ======== ======== ======== ======== ======== ========
Ratio of earnings
 to fixed charges              4.5x     5.7x     4.8x     3.8x     2.8x     2.0x
                           ======== ======== ======== ======== ======== ========

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.

(b) One-third of rental expense which approximates the interest component of non-capitalized leases.

                                      E-4
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